UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 30, 2018

Sanchez Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1000 Main Street, Suite 3000
Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On April 30, 2018, SEP Holdings IV, LLC (“SEP”), a wholly-owned subsidiary of Sanchez Midstream Partners LP (the “Partnership”), entered into that certain Agreement to Purchase Oil and Gas Interests (the “Purchase Agreement”) with EP Energy E&P Company, L.P. (“Buyer”) pursuant to which SEP sold to Buyer specified wellbores and other associated assets and interests located in La Salle County Texas (the “Assets”) for a base purchase price of approximately $4.5 million, which after giving effect to preliminary purchase price adjustments was reduced to approximately $4.0 million and remains subject to customary post-closing adjustments.  In addition, other than a limited amount of retained obligations, Buyer has agreed to assume all obligations relating to the Assets, including all plugging and abandonment costs relating to the Assets, that arose on or after March 1, 2018, the “Effective Time” under the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties by SEP and Buyer, and SEP and Buyer have agreed to customary indemnities relating to breaches of representations, warranties and covenants and the payment of assumed and excluded obligations.  The transaction contemplated by the Purchase Agreement closed simultaneously with the execution of the Purchase Agreement.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the full text of the Purchase Agreement, which will be filed by the Partnership with its next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ MIDSTREAM PARTNERS LP
By: Sanchez Midstream Partners GP LLC, its general partner

Date: April 30, 2018	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer